Excess Catastrophe Reinsurance Contract

Effective: July 1, 2006

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

Table of Contents

Article		Page
I	Classes of Business Reinsured	1
II	Commencement and Termination	1
III	Territory	2
IV	Exclusions	2
V	Retention and Limit	3
VI	Florida Hurricane Catastrophe Fund	3
VII	Other Reinsurance	4
VIII	Definitions	4
IX	Loss Occurrence	5
X	Loss Notices and Settlements	6
XI	Salvage and Subrogation	7
XII	Reinsurance Premium	7
XIII	Late Payments	7
XIV	Offset (BRMA 36C)	8
XV	Access to Records (BRMA 1D)	9
XVI	Liability of the Reinsurer	9
XVII	Net Retained Lines (BRMA 32E)	9
XVIII	Errors and Omissions (BRMA 14F)	9
XIX	Currency (BRMA 12A)	9
XX	Taxes (BRMA 50B)	10
XXI	Federal Excise Tax	10
XXII	Loss Reserves	10
XXIII	Insolvency	11
XXIV	Arbitration (BRMA 6J)	12
XXV	Service of Suit (BRMA 49C)	13
XXVI	Governing Law (BRMA 71B)	13

Excess Catastrophe Reinsurance Contract
Effective: July 1, 2006

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida
(*hereinafter referred to as the* "Company")

by

The Subscribing Reinsurer(s) Executing the Interests and Liabilities Agreement(s) Attached Hereto
(*hereinafter referred to as the* "Reinsurer")

Article I - Classes of Business Reinsured

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Property business, including Homeowners and Mobile Home, subject to the terms, conditions and limitations hereinafter set forth.

Article II - Commencement and Termination

A. This Contract shall become effective July 1, 2006, with respect to losses arising out of loss occurrences commencing on or after that date, and shall remain in force through June 30, 2007, both days inclusive.

B. Either party may terminate this Contract before July 1, 2006 in the event there is a legislative change to the Florida Hurricane Catastrophe Fund (hereinafter referred to as the "FHCF").

C. Notwithstanding the provisions of paragraphs A and B above, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

1. The Subscribing Reinsurer's policyholders' surplus at any time during the term of this Contract has been reduced by more than 30.0% of the amount of surplus at the date of the Subscribing Reinsurer's most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

2. The Subscribing Reinsurer has become merged with, acquired by or controlled by any other company, corporation or individual(s), except for any transactions as to which, immediately thereafter, such successor (a) is owned directly or indirectly by parties

who held a majority of the shares or voting power of the Subscribing Reinsurer or whose board of directors is composed of a majority of individuals who served on the board of the Subscribing Reinsurer or whose nomination or election was approved by a vote of the directors of the Subscribing Reinsurer or (b) has an A.M. Best's rating of A- or better and maintains the liability of the insurance and/or reinsurance business of the acquired Subscribing Reinsurer; or

3. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

4. The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

D. If this Contract is terminated or expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

Article III - Territory

The liability of the Reinsurer shall be limited to losses under policies covering property located within the territorial limits of the State of Florida; but this limitation shall not apply to moveable property if the Company's policies provide coverage when said moveable property is outside the aforesaid territorial limits.

Article IV - Exclusions

A. This Contract does not apply to and specifically excludes the following:

1. Hail damage to growing or standing crops.

2. Business rated, coded or classified as Mortgage Impairment and Difference in Conditions insurance or which should have been rated, coded or classified as such.

3. Title Insurance and all forms of Financial Guarantee, Credit and Insolvency Insurance.

4. Aviation, Ocean Marine, Boiler and Machinery, Fidelity and Surety, Accident and Health, Animal Mortality and Workers' Compensation and Employers Liability.

5. Errors and Omissions, Malpractice and any other type of Professional Liability insurance.

6. Loss or liability as excluded under the provisions of the "War Exclusion Clause" attached to and forming part of this Contract.

7. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)" attached to and forming part of this Contract.

8. Transmission and distribution lines.

9. Loss or liability as excluded under the provisions of the "Terrorism Exclusion (NMA 2930b)" attached to and forming part of this Contract.

Article V - Retention and Limit

A. The Company shall retain and be liable for the first $15,000,000 of ultimate net loss arising out of each loss occurrence. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $20,000,000 as respects any one loss occurrence, nor shall it exceed $40,000,000 in all during the term of this Contract.

B. Notwithstanding the provisions above, no claim shall be made hereunder as respects losses arising out of loss occurrences commencing during the term of this Contract unless at least two risks insured or reinsured by the Company are involved in such loss occurrence. For purposes hereof, the Company shall be the sole judge of what constitutes "one risk."

Article VI - Florida Hurricane Catastrophe Fund

A. Any loss reimbursement paid or payable to the Company under the FHCF as a result of loss occurrences commencing during the term of this Contract shall inure to the benefit of this Contract. Further, any FHCF loss reimbursement shall be deemed to be paid to the Company in accordance with the reimbursement contract between the Company and the State Board of Administration of the State of Florida at the full payout level set forth therein and will be deemed not to be reduced by any reduction or exhaustion of the FHCF's claims paying capacity.

B. Prior to the determination of the Company's FHCF retention and payout, if any, under the reimbursement contract between the Company and the State Board of Administration of the State of Florida, the Reinsurer's liability hereunder will be determined provisionally based on the projected payout, determined in accordance with the provisions of the reimbursement contract. Following determination of the payout under the reimbursement contract, the ultimate net loss under this Contract will be recalculated. If, as a result of such calculation, the loss to the Reinsurer under this Contract in any one loss occurrence is less than the amount previously paid by the Reinsurer, the Company shall promptly remit the difference to the Reinsurer. If the loss to the Reinsurer in any one loss occurrence is greater than the amount previously paid by the Reinsurer, the Reinsurer shall promptly remit the difference to the Company.

C. If an FHCF reimbursement amount is based on the Company's losses in more than one loss occurrence commencing during the term of this Contract, the total FHCF reimbursement received by the Company shall be allocated to individual loss occurrences

in chronological order of the dates such loss occurrences commence, beginning with the first such loss occurrence commencing during the term of this Contract, provided that:

1. The portion of the total FHCF reimbursement amount to be allocated by the Company to any individual loss occurrence shall be equal to the lesser of (a) the amount of FHCF reimbursement to which the Company would be entitled for that loss occurrence alone, or (b) the remaining FHCF reimbursement which has not been allocated by the Company to prior loss occurrences; and

2. The total amount allocated by the Company to all such loss occurrences shall be equal to the total FHCF reimbursement received by the Company for such loss occurrences.

D. Any reimbursement premiums or emergency assessment paid by the Company under the FHCF shall be deemed to be premiums paid for inuring reinsurance.

Article VII - Other Reinsurance

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article VIII - Definitions

A. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

B. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

1. "Loss in excess of policy limits" shall mean 80.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company's policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

2. "Extra contractual obligations" shall mean 80.0% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but

not limited to, failure by the Company to settle within the policy limits or by reason of the Company's alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Further, any loss in excess of policy limits or extra contractual obligations that are made in connection with this Contract shall not exceed 25.0% of the actual catastrophe loss.

If any provision of this paragraph B shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

C. "Loss adjustment expense" as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to interest on judgments, expenses of outside adjusters and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, but shall not include office expenses or salaries of the Company's regular employees.

Article IX - Loss Occurrence

A. The term "loss occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "loss occurrence" shall be further defined as follows:

   1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

3. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph A) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "loss occurrence."

4. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company's "loss occurrence."

5. As regards conflagration, brush fires and any other fires, irrespective of origin (except as provided in subparagraphs 2 and 3 above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Company which occur during any period of 168 consecutive hours within a 150-mile radius of the location where the fire originated may be included in the Company's "loss occurrence."

B. The Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any "loss occurrence" referred to in subparagraph 1 of paragraph A above where only one such period of 96 consecutive hours shall apply with respect to one event, and any "loss occurrence" referred to in subparagraph 2 of paragraph A above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

C. No individual losses occasioned by an event that would be covered by a 72 or 96 hours clause may be included in any "loss occurrence" claimed under a 168 hours provision.

Article X - Loss Notices and Settlements

A. Whenever losses sustained by the Company are reserved by the Company for an amount greater than 50.0% of the Company's retention hereunder and/or appear likely to result in a claim hereunder, the Company shall notify the Subscribing Reinsurers and shall provide updates related to development of such losses. The Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract and the terms of the original policy (with the exception of loss in excess of policy limits or extra contractual obligations coverage, if any, under this Contract), shall be binding

upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid by the Company.

Article XI - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

Article XII - Reinsurance Premium

As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer $20,000,000 (or a pro rata portion thereof in the event this Contract is terminated in accordance with the provisions of paragraph C of the Commencement and Termination Article) in four equal installments of $5,000,000 on July 1 and October 1 of 2006 and January 1 and April 1 of 2007. In the event this Contract is terminated, no further premium installments shall be due after the effective date of termination, and any return premium due the Company shall be remitted as promptly as possible after the effective date of termination.

Article XIII - Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by either party by the payment due date, the party to whom payment is due may, by notifying the other party in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

   1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

   2. 1/365ths of the six-month United States Treasury Bill rate as quoted in *The Wall Street Journal* on the first business day of the month for which the calculation is made; times

   3. The amount past due, including accrued interest.

   It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the other party.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Reinsurer of the initial billing for each such payment.

2. Any claim or loss payment due the Company hereunder shall be deemed due 10 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph C, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the other party.

D. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article XIV - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article XV - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article XVI - Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article XVII - Net Retained Lines (BRMA 32E)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Article XVIII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XIX - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XX - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XXI - Federal Excise Tax

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon as imposed under Section 4371 of the Internal Revenue Code to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XXII - Loss Reserves

A. The Reinsurer agrees to fund its share of amounts, including but not limited to, the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences) by:

   1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

   2. Escrow accounts for the benefit of the Company; and/or

   3. Cash advances;

   if the Reinsurer:

   1. Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2. Has an A.M. Best Company's rating equal to or below B++ at the inception of this Contract.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4. To fund a cash account in an amount equal to the Reinsurer's share of amounts, including but not limited to, any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of amounts, including but not limited to, the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences), if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XXIII - Insolvency

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or

because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

Article XXIV - Arbitration (BRMA 6J)

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties.

Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

Article XXV - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXVI - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Lauderdale Lakes, Florida, this 31 day of August in the year 2006.

Federated National Insurance Company

Interests and Liabilities Agreement

of

American Vehicle Insurance Company

____________, ____________

(hereinafter referred to as the "Subscribing Reinsurer")

with respect to the

Excess Catastrophe Reinsurance Contract
Effective: July 1, 2006

issued to and duly executed by

Federated National Insurance Company
Lauderdale Lakes, Florida

The *Subscribing Reinsurer* hereby accepts a 25.0% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective July 1, 2006, and shall remain in force through June 30, 2007, both days inclusive, unless earlier terminated in accordance with the provisions of the attached Contract.

The *Subscribing Reinsurer's* share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the *Subscribing Reinsurer* shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the *Subscribing Reinsurer* by its duly authorized representative has executed this Agreement as of the date undermentioned at:

_____, ________, this 7th day of SEPTEMBER in the year 2006.

[signature]

American Vehicle Insurance Company

Excess Catastrophe Reinsurance Contract
Effective: July 1, 2006

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

Reinsurer	Participation
American Vehicle Insurance Company	25.0%
Total	**25.0%** part of 100% share in the interests and liabilities of the "Reinsurer"